Exhibit 10.19




EMPLOYMENT AGREEMENT


           This Agreement, executed and delivered as of January 1, 1995, by and between ALAMCO, INC., a Delaware corporation (the "Company"), with its principal offices at 200 West Main Street, Clarksburg, West Virginia 26301, and RICHARD R. HOFFMAN, (the "Executive");

WITNESSETH THAT:

WHEREAS, the Executive is currently employed by the Company pursuant to the terms of an employment agreement dated as of July 1, 1991, and amended in two separate amendments as of January 1, 1994 (such agreement, as so amended, is hereinafter referred to as the "Prior Agreement"); and

WHEREAS, the parties hereby amend and restate the terms of the Prior Agreement in their entirety effective January 1, 1995, and subject to the terms and conditions set forth in this Agreement, the Company wishes to continue to employ the Executive and the Executive wishes to be so employed; and

WHEREAS, the execution and delivery of this Agreement has been duly authorized by the Board of Directors of the Company (the "Board");

NOW, THEREFORE, the parties hereto, intending to be legally mutually bound, do hereby covenant and agree as follows:

1.         Employment.

           The Company hereby employs the Executive as its Executive Vice President and Chief Operating Officer, and the Executive agrees to be so employed, on the terms and conditions set forth herein.

2.         Term.

           The initial term of this Agreement shall commence on January 1, 1995 and end on December 31, 1996. Such term shall be automatically renewed effec-tive as of January 1, 1997, and each biennial (every two years) anniversary thereof for additional consecutive terms of two (2) years unless notice of termination is given by either party to the other party not less than ninety
(90) days prior to January 1, 1997, or any such biennial anniversary, subject to earlier termination as provided herein, including Sections 7, 8 and 9 hereof.

3.         Duties.

           The Executive shall perform all the duties commonly performed by the Chief Operating Officer of the Company, and shall be subject to such further instructions as may be issued from time to time within the general scope of those duties by the Board of Directors of the Company or its designated repre-sentative. The Executive shall devote all his time, energies, and skills to such duties during the terms hereof.

4.         Compensation.

           4.1 Base Salary. In consideration of the services to be rendered by the Executive to the Company hereunder, the Company shall pay the Executive an annual salary of $107,500 subject to any adjustments as may be mutually agreed upon by the Executive and the Board of Directors of the Company.

           4.2  In addition to the foregoing, the Company shall:

                (a) reimburse the Executive for all expenses reasonably incurred by the Executive in connection with performance of his duties on the Company's behalf, including, without limitation, expenses incurred for travel, lodging, and reasonable business entertainment;

                (b) continue in effect the grant of stock options previously awarded the Executive in the aggregate amount of 138,500 shares;

                (c) pay the Executive an annual retainer and board meeting fees equal to the same retainer and meeting fees paid other directors for their service as directors of the Company, all payable in cash in substantially equal monthly installments.

5.         Location.

           The Executive shall perform his duties hereunder generally in, and shall not be obligated to maintain an office in any other place than, Clarks-burg, West Virginia, or its environs; provided, however, that the Executive shall conduct such travel outside of Clarksburg as may be reasonably necessary in connection with the performance of his duties hereunder.

6.         Trade Secrets.

           (a) Acknowledgements. The Executive acknowledges that he has heretofore acquired and hereafter anticipates acquiring detailed knowledge of the Company's business and affairs. In view of the nature of the services the Executive is capable of performing for the Company, the Executive also acknowl-edges that those services will have peculiar value to the Company, the loss of which cannot be adequately compensated by money damages.

           (b) Nondisclosure. The Executive therefore shall not, during the term of his employment hereunder or thereafter, divulge to any third party information obtained in the course of his employment including, without limita-tion, any information concerning the Company's business, operations, affairs, rates, investors, customers, geological data, well logs, well locations, acreage, reserves of gas or oil, finances, and plans or policies to the extent the same are not already matters of public knowledge.

           (c) Confidentiality. All such information shall be regarded as secret, confidential, and proprietary to the Company and shall be used by the Executive for no other purpose than to pursue the Company's business and affairs.

           (d) Non-competition. In view of his unique skills and knowledge, the Executive shall not, without the Company's express prior written consent, during the term hereof or, unless otherwise agreed in writing by the Board, for a period of time equal to one (1) year following the termination or expiration of this Agreement or any renewal or extension hereof, engage in any business (as proprietor, employee, officer, director or shareholder) which is competitive with the Company's oil and gas business; provided, however, that the foregoing provision shall not prohibit the Executive from investing in a publicly held company in which he owns less than one percent (1%) of the equity; and provided further that the foregoing provision shall not apply in the event the Execu-tive's employment hereunder shall terminate or be terminated as a result of or in connection with a Change in Control in accordance with Paragraph 8 hereof.

           (e) Equitable Relief. If the Executive competes with the Company in violation of Paragraph 6(d) hereof or discloses or threatens to disclose any of the information described in Paragraph 6(b) concerning the Company, the Company shall be deemed to be subject to irreparable injury and shall be entitled to immediate injunctive or other similar equitable relief to restrain the Executive from so competing with the Company or from so disclosing its proprietary information to a third party, including any competitor of the Company. The foregoing relief shall be in addition to any other remedies to which the Company may be entitled under law.

7.         Termination.

           If at any time during the term hereof or any extension or renewal hereof, the Company's Board of Directors shall determine that the Executive has engaged in willful misfeasance or malfeasance, disregard of his duties, or negligence related to the performance of his duties, any one of which conditions shall be deemed cause for dismissal, the Company shall promptly so advise the Executive in writing, giving details of the alleged errors or omissions. The Executive shall then be accorded a reasonable opportunity to refute the allega-tions, including the right to meet with the full Board of Directors of the Company or an appropriate committee thereof. The Executive shall be entitled to be represented at any such meeting by legal counsel. In the event that the Board of Directors of the Company continues to be of the opinion that the Executive has given cause for dismissal, it may forthwith terminate his employ-ment. In the event the Executive is terminated for cause, or in the event the Executive resigns under circumstances other than those described in Section 8 or
Section 9, this Agreement shall immediately terminate and the Executive shall be entitled only to his salary and other benefits accrued through the date of termination.

8.         Termination by the Company Other Than for Cause.

           8.1 The Executive recognizes that the Company, acting through its Board of Directors, has the legal right to remove him as Executive Vice Presi-dent and Chief Operation Officer, either by termination of his employment or reassignment to a position other than Executive Vice President and Chief Operating Officer, if the best interests of the Company will be so served. However, should such a removal either by Termination or reassignment occur, unless the reassignment is to another position of comparable executive status as designated by the Board of Directors or appropriate committee thereof for the unexpired portion of the terms of this Agreement or any renewal hereof, not constituting a termination for cause under Section 7 above or not in connection with death or disability under Section 9, or should the Executive resign from his employment with the Company at any time within six (6) months following occurrence of a Change in Control (as defined in Section 8.2) the Executive shall be entitled to receive in full satisfaction of the Company's obligations hereunder (in addition to such other benefits as may be payable to the Execu-tive): (a) as severance pay, an amount equal to the sum of, (i) $24,750, plus
(ii) one and one-half (1-1/2) times the salary under Section 4.1 as in effect on the date of such removal or Change in Control, as the case may be, payable within five (5) business days of such event.

           8.2 For purposes hereof, the term "Change in Control" shall mean a change in control of the Company of the nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if, on or after the date hereof, any "person" (as such term is under in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of the securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company's then outstanding securities (determined without regard to any contrac-tual restrictions limiting any stockholder in the exercise of voting rights with respect to voting securities).

9.         Death or Disability.

           (a) If during the period of employment hereunder the Executive shall have become disabled through illness or otherwise from performing his duties hereunder, the Executive shall be entitled to a leave of absence with full compensation for the duration of any such disability, reduced dollar for dollar by the amount of any disability benefits paid to the Executive in accor-dance with any disability policy or program of the Company for a period of up to but not exceeding eight (8) consecutive months.

           (b) If the Executive shall have become permanently disabled, as herein defined, or if employment hereunder terminates by reason of the Executi-ve's death, all future obligations of the Company hereunder shall, at the Company's election, cease; provided, however, that any and all benefits and rights theretofore vested under any pension, savings, profit-sharing, or insurance plan of the Company shall remain unimpaired thereby.

           (c) If the Executive's death shall have occurred after the termina-tion of employment hereunder and if, but for his death, the Executive would have been entitled to receive additional payments hereunder in respect of his employment, such payments shall thereafter be paid as the Executive's last will and testament shall direct, or failing such direction, to the Executive's estate.

10.        Failure to Renew.

           If the Company shall fail to agree to extend the term of this Agreement pursuant to Paragraph 2 hereof upon the expiration of its initial term or any renewal term hereof, the Executive shall be entitled to receive as severance pay (in addition to such other benefits as may be payable to the Executive) an amount equal to, (i) the sum of $16,500 plus (ii) one (1) times the highest annual salary under Section 4.1 as in effect on the date of such expiration, payable within five (5) business days of such expiration.

11.        Vacation.

           During each calendar year of the term hereof, the Executive shall be entitled to four (4) weeks vacation and three (3) days of personal leave with pay. The Executive shall select such vacation periods with reasonable regard to the needs of the business of the Company.

12.        Employee Plan.

           Nothing contained herein shall prevent the Executive from partici-pation in any plan that may be provided by the Company for the benefit of its executives or employees and for which the Executive may qualify. Benefits under any such plan shall be determined in accordance with the respective provisions thereof.

13.        No Assignment or Attachment.

           This Agreement and the rights, interests and benefits hereunder shall not be assigned, transferred, pledged, or hypothecated in any way by the Executive or by the Company and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation or the levy of any execution, attachment or similar process thereon shall be null and void and without effect.

14.        Insurance.

           The Executive shall be included within and covered by the presently effective group health and accident insurance policies maintained by the Company or such other plans as may in the future be made available to executive officers of the Company.

15.        Successors and Assigns.

           This Agreement shall be binding on and inure to the benefits of the parties hereto and their respective successors, heirs and assigns; provided, however, that neither party may assign his or its rights hereunder without the other's express prior written consent.

16.        Notices.

           Any notice required to be given hereunder shall be sufficient if in writing and submitted by first class mail, postage prepaid, if to the Executive to him as follows:

Richard R. Hoffman
602 Joseph Street
Clarksburg, West Virginia    26301

and if to the Company, to it at the address first above written, attention of the Chief Executive Officer.

17.        Effect of Prior Agreements.

           This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and the Executive.

18.        Amendment.

           Any amendment hereof or supplement hereto shall be in writing and signed by the parties hereto.

19.        Severability.

           Any provision of this Agreement that is invalid, illegal, or unen-forceable in any respect in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the remaining provisions hereof; and any such invalidity, illegality, or unenforceability in any such jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

20.        Jurisdiction and Governing Law.

           This Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of West Virginia applicable to contracts made in such state by residents thereof and to be performed entirely within such state.

21.        Arbitration.

           Any controversy or claim arising out of or relating to this Agree-ment, shall be settled by arbitration in the City of Pittsburgh, Pennsylvania. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.


22.        Supplemental Leave.

           In addition to other benefits provided by the Company, the Executive shall be entitled to have two (2) weeks of Supplemental Leave with pay each year herein over the term of this Agreement to be used solely at the Executive's discretion; and the Executive shall be entitled to accumulate Supplemental Leave that is unused in any particular year provided, that no more than four (4) weeks of Supplemental Leave shall be taken in any calendar year. The Company shall reimburse the Executive for all reasonable expenses, including travel, meals and lodging, for the Executive to attend or reside at a health or fitness center of the Executive's choice during the Supplemental Leave. No later than December 31 of any calendar year in which the Company reimburses the Executive for expenses pursuant to this Section 22, the Company shall further pay to the Executive an amount in cash which is sufficient to pay the Executive's federal, state and local income taxes on the amount of such reimbursements for such calendar year plus all federal, state and local income taxes on such cash payments; provided, however, that the maximum amount per each two (2) week period of such reimbursements and cash payments pursuant to this Section 22 shall be $3,500 in any calendar year in which this Agreement is in effect.

23.        Certain Additional Payments by the Company.

           (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Pay-ments.

           (b) Subject to the provisions of Paragraph 23(c), all determinations required to be made under this Paragraph 23, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determinations, shall be made by the Company's principal outside accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Board and the Executive within fifteen (15) business days of the Date of Termination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this Paragraph 23(b), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm under this Paragraph 23 shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 23(c) and the Executive thereafter is required to make a payment of any Excise Tax, (including penalties and interest) the Accounting Firm shall determine the amount of the Underpayment (including penalties and interest) that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

           (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                (i) give the Company any information reasonably requested by the Company relating to such claim,

                (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including,

without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 23(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect to such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Execu-tive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

           (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 23(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Paragraph 23(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 23(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands and seals the day and year first above written.


ATTEST:

(CORPORATE SEAL)                         ALAMCO, INC.




By: /s/ Jane Merandi                     By:  /s/ John L. Schwager
Secretary                                President and
                                         Chief Executive Officer


                                         EXECUTIVE



                                         /s/ Richard R. Hoffman